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                                                             EXHIBIT 3.1(b)

                             VIASYSTEMS GROUP, INC.

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                            OTHER SPECIAL RIGHTS, AND
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF

                   CLASS B SENIOR CONVERTIBLE PREFERRED STOCK

                     _______________________________________

                   Pursuant to Sections 151(g) and 303 of the
                General Corporation Law of the State of Delaware

                     _______________________________________

         Viasystems Group, Inc. (the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Sections 151(g) and 303 of the General Corporation Law of the State of Delaware and the confirmation order dated January 14, 2003 of the United States Bankruptcy Court for the Southern District of New York (the "ORDER"), the Company adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

         WHEREAS, the Company is authorized, pursuant to Section 303 of the General Corporation Law of the State of Delaware, without further action by its directors or stockholders, to put into effect and carry out the Order, including making any change in its capital stock.

         WHEREAS, the Company desires pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Class B Senior Convertible Preferred Stock of the Company and the number of shares constituting such preferred stock in accordance with the Order.

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Class B Senior Convertible Preferred Stock on the terms and with the provisions herein set forth:

1. DEFINITIONS. For purposes of this Designation, the following definitions shall apply:

         "ACTUAL LIQUIDATION" shall mean an actual liquidation or other winding-up of the Company yielding a dissolution thereof of the nature effected under Section 275 of the Delaware General Corporation Law; provided, however, that an Actual Liquidation shall not be deemed to result solely from (i) any merger, consolidation, business combination, reorganization, recapitalization or similar action with respect to the Company or (ii) any sale, lease or other disposition of the assets of the Company.

         "AFFIDAVIT OF LOSS" has the meaning set forth in Section 6(a)(ii) hereof.

         "BOARD" shall mean the Board of Directors of the Company; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such

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consent, approval or action has been delegated to a committee of the Board, in accordance with applicable law, the consent, approval or action by such committee shall satisfy such requirement for purposes hereof.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "CAPITAL STOCK" shall mean (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and
(ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

         "COMMON STOCK" shall mean the common stock, $.01 par value per share, of the Company and any shares or capital stock for or into which such common stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement to which the Company is a party.

         "COMPANY" shall mean Viasystems Group, Inc., a Delaware corporation.

         "CONSTITUENT PERSON" has the meaning set forth in Section 6(d) hereof.

         "CONVERSION PRICE" shall mean the conversion price per share of Common Stock for which the shares of Senior Preferred Stock are convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $12.63 (equivalent to an initial conversion rate of one share of Common Stock for each share of Senior Preferred Stock).

         "CURRENT MARKET PRICE," when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the daily market prices for the 30 consecutive Trading Days preceding such date (subject to equitable adjustment in the event of any stock dividends, splits, reverse splits, combinations, reclassifications and similar actions). The daily market price for each such Trading Day shall be: (i) the last sale price on such day on the principal stock exchange or the NASDAQ National Market on which such Common Stock is then listed or admitted to trading; or (ii) if no sale takes place on such day on any such exchange or market; or (iii) if the Common Stock is not listed or admitted to trading on a principal stock exchange or the NASDAQ National Market, the average of the bid and asked prices for the Common Stock as furnished for such day by NASDAQ, or, if not furnished by NASDAQ, by any New York Stock Exchange, Inc. member firm regularly making a market in the Common Stock and selected for such purpose by the Board. If the Common Stock or other securities are not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Current Market Price shall be deemed to be the Fair Market Value of such Common Stock or other security.

         "DERIVATIVE SECURITY" shall mean any option, right, obligation, instrument or security of the Company which is convertible into or exercisable or exchangeable for Capital Stock of the Company.

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         "DIVIDEND PAYMENT DATE" shall mean the last day of the applicable
Dividend Period; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

         "DIVIDEND PERIODS" shall mean (i) prior to and including the Redemption Date, semi-annual dividend periods commencing on January 1 and July 1 of each year and ending on and including June 30 and December 31 of such year, respectively (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003 and the final Dividend Period, which shall commence on January 1, 2013, and end on and include the Redemption Date and (ii) after the Redemption Date, the Post-Redemption Date Dividend Period.

         "DIVIDEND RATE" shall mean (i) during the period that commences on the Original Issue Date and ends on and includes the Redemption Date, 9.0% per annum; and (ii) during the Post-Redemption Date Dividend Period, 14% per annum.

         "DIVIDEND RECORD DATE" shall mean June 15 in the case of a Dividend Period ending on June 30 and December 15 in the case of a Dividend Period ending on December 31.

         "EFFECTIVE DATE" has the meaning set forth in Section 6(o)(iii) hereof.

         "FAIR MARKET VALUE" shall mean, with respect to any security or asset, the amount that a willing buyer would pay an unaffiliated willing seller in an arm's-length transaction to acquire ownership of such asset, with neither being under any compulsion to buy or sell, and both having reasonable knowledge of all relevant facts and taking into account all relevant circumstances and information, including market treatment of similar businesses, historical operating results and projections for future periods, as determined in good faith by the Board.

         "ISSUE DATE" shall mean, with respect to a share of Senior Convertible Preferred Stock, the date on which such share of the Senior Convertible Preferred Stock is issued and sold.

         "JUNIOR DIVIDEND STOCK" has the meaning set forth in Section 3(g) hereof.

         "JUNIOR LIQUIDATION STOCK" has the meaning set forth in Section 3(h) hereof.

         "JUNIOR PREFERRED STOCK" shall mean the Class A Junior Preferred Stock, $.01 par value per share, of the Company.

         "JUNIOR STOCK" shall mean any class or series of Capital Stock of the Company that is both Junior Dividend Stock and Junior Liquidation Stock, including without limitation the Junior Preferred Stock and the Common Stock.

         "LIQUIDATION PREFERENCE" shall mean $12.63 per share, as adjusted in accordance with the provisions herein.

         "NON-ELECTING SHARE" has the meaning set forth in Section 6(d) hereof.

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         "ORIGINAL ISSUE DATE" shall mean the date of the original issuance of shares of Senior Convertible Preferred Stock.

         "PARITY DIVIDEND STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of dividends, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation Preferences, on a parity with and without preference or priority over Senior Convertible Preferred Stock and whether or not the dividend rates or dividend payment dates thereof be different from those of the Senior Convertible Preferred Stock. Parity Stock shall also be deemed to constitute Parity Dividend Stock.

         "PARITY LIQUIDATION STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, in proportion to their respective amounts of accumulated and unpaid dividends per share or Liquidation Preferences, on a parity with and without preference or priority over Senior Convertible Stock and whether or not the redemption or liquidation prices per share thereof be different from those of the Senior Convertible Preferred Stock. Parity Stock shall also be deemed to constitute Parity Liquidation Stock.

         "PARITY STOCK" has the meaning set forth in Section 3(f) hereof.

         "PERSON" shall mean any individual, firm, corporation, partnership, limited partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "POST-REDEMPTION DATE DIVIDEND PERIOD" shall mean the period from and after the Redemption Date until the Redemption Completion Date.

         "REDEMPTION COMPLETION DATE" has the meaning set forth in Section 8(a) hereof.

         "REDEMPTION DATE" has the meaning set forth in Section 8(a) hereof.

         "REDEMPTION NOTICE" has the meaning set forth in Section 8(b)(ii) hereof.

         "REDEMPTION PRICE" has the meaning set forth in Section 8(a) hereof.

         "REQUIRED HOLDERS" shall mean the holders of at least 75% of the outstanding shares of Senior Convertible Preferred Stock.

         "SECURITIES" has the meaning set forth in Section 6(c)(v) hereof.

         "SENIOR CONVERTIBLE PREFERRED STOCK" shall mean the 9% Class B Senior Convertible Preferred Stock, $.01 par value per share, of the Company.

         "SENIOR DIVIDEND STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of dividends in preference or priority to the holders

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of Senior Convertible Preferred Stock. Senior Stock shall also be deemed to constitute Senior Dividend Stock.

         "SENIOR LIQUIDATION STOCK" shall mean any class or series of Capital Stock of the Company that entitles the holder thereof to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Senior Convertible Preferred Stock. Senior Stock shall also be deemed to constitute Senior Liquidation Stock.

         "SENIOR STOCK" has the meaning set forth in Section 3(c) hereof.

         "SENIOR PREFERRED STOCKHOLDER LIST" has the meaning set forth in
Section 6(o)(i) hereof.

         "SENIOR PREFERRED STOCKHOLDER LIST REQUEST" has the meaning set forth in Section 6(o)(i) hereof.

         "SET APART FOR PAYMENT" shall be deemed to include, without any action by the Company other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization of dividends or other distribution by the Board, the allocation of funds or Capital Stock of the Company to be so paid on any series or class of Capital Stock of the Company; provided, however, that if any funds or Capital Stock of the Company for any class or series of Junior Stock or any Parity Dividend Stock are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Senior Convertible Preferred Stock shall mean placing such funds or Capital Stock of the Company in a separate account or delivering such funds or Capital Stock of the Company to a disbursing, paying or other similar agent.

         "TRADING DAY" shall mean a Business Day or, if the Common Stock is listed or admitted to trading on any national securities exchange or NASDAQ market, a day on which such exchange or market is open for the transaction of business.

         "TRANSACTION" has the meaning set forth in Section 6(d) hereof.

         "TRANSFER AGENT" shall mean the Company or such other agent or agents of the Company as may be designated by the Board or its designee as the transfer agent for the Senior Convertible Preferred Stock.

         "WARRANTS" shall mean the warrants to purchase Common Stock issued pursuant to the Prepackaged Joint Plan of Reorganization of the Company and Viasystems, Inc. under Chapter 11 of the Bankruptcy Code, Case Nos. 02-14867 and 02-14868.

2. DESIGNATION; NUMBER OF SHARES. The designation of the preferred stock authorized by this resolution shall be "Class B Senior Convertible Preferred Stock" and the number of shares of Senior Convertible Preferred Stock authorized hereby shall be 4,500,000 shares.

3. RANKING. Any class or series of Capital Stock of the Company shall be deemed to rank:

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      (a)   senior to the Senior Convertible Preferred Stock as to the payment of dividends, if such class or series shall be Senior Dividend Stock;

      (b) senior to the Senior Convertible Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up, if such class or series shall be Senior Liquidation Stock;

      (c) senior to the Senior Convertible Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if such class or series is both Senior Dividend Stock and Senior Liquidation Stock ("SENIOR STOCK");

      (d) on a parity with the Senior Convertible Preferred Stock as to the payment of dividends, if such class or series shall be Parity Dividend Stock;

      (e) on a parity with the Senior Convertible Preferred Stock as to amounts distributable upon liquidation, dissolution or winding up, if such class or series shall be Parity Liquidation Stock;

      (f) on a parity with the Senior Convertible Preferred Stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates, redemption prices or liquidation prices per share thereof be different from those of the Senior Convertible Preferred Stock, if such class or series is both Parity Dividend Stock and Parity Liquidation Stock ("PARITY STOCK");

      (g) junior to the Senior Convertible Preferred Stock, as to the payment of dividends, if such class or series of stock shall not be Senior Dividend Stock or Parity Dividend Stock (together with Junior Stock, "JUNIOR DIVIDEND STOCK"); the Junior Preferred Stock and the Common Stock shall constitute Junior Dividend Stock; and

      (h) junior to the Senior Convertible Preferred Stock, as to the receipt of amounts or assets distributable upon liquidation, dissolution or winding up, if such class or series of stock shall not be Senior Liquidation or Parity Liquidation Stock (together with Junior Stock, "JUNIOR LIQUIDATION STOCK"); the Junior Preferred Stock and the Common Stock shall constitute Junior Liquidation Stock.

4.    DIVIDENDS.

      (a) So long as any shares of Senior Convertible Preferred Stock shall be outstanding, the holders of such Senior Convertible Preferred Stock shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board, preferential cash dividends at a rate per annum equal to the applicable Dividend Rate on the Liquidation Preference per share hereunder, payable for each Dividend Period. Such dividends with respect to each share of Senior Convertible Preferred Stock shall begin to accumulate and be fully cumulative on a daily basis from the Issue Date of such share, whether or not authorized or declared by the Board and whether or not in any Dividend Period or Dividend Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable semi-annually in cash, when, as and if authorized and declared by the Board, in arrears on Dividend Payment Dates or such other dates as contained herein, commencing on the first Dividend Payment Date after the Issue Date of such share of Senior Convertible Preferred Stock.

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      (b)   If any dividend payable on any Dividend Payment Date is not declared or authorized and paid in full in cash on such Dividend Payment Date, the amount payable as dividends on such Dividend Payment Date automatically shall be deemed paid by accreting and adding the amount of the per share dividend to the Liquidation Preference of each share of Senior Convertible Preferred Stock as of the end of the Dividend Period to which such dividend relates and thereafter remain a part thereof.

      (c) Each dividend shall be payable in arrears to the holders of record of Senior Convertible Preferred Stock, as they appear on the stock books of the Company at the close of business on the applicable Dividend Record Date. All dividends paid with respect to shares of Senior Convertible Preferred Stock pursuant to Sections 4(a), 4(b), and, if applicable, 4(g) hereof shall be paid pro rata to the holders thereto. Dividend payments shall be aggregated per holder and shall be made to the nearest cent (with $.005 being rounded upward).

      (d) The amount of dividends payable per share of Senior Convertible Preferred Stock for each Dividend Period shall be computed by dividing the annual dividend amount by two. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Senior Convertible Preferred Stock shall be computed on the basis of twelve 30-day months and a 360-day year.

      (e) So long as any shares of Senior Convertible Preferred Stock shall be outstanding: (i) no dividend whatsoever shall be paid or declared, no distribution shall be made and no funds or Capital Stock of the Company therefor shall be set apart for payment on account of any class or series of Parity Stock or Parity Dividend Stock (other than dividends paid or distributions made solely in (A) additional shares of Parity Stock or Parity Dividend Stock in accordance with the designated terms of such Parity Stock or Parity Dividend Stock, respectively, on which the dividend is paid or (B) a partial cash dividend paid prior to the Redemption Date pro rata on such Parity Stock or Parity Dividend Stock, as applicable, and Senior Convertible Preferred Stock) unless all dividends in respect of Senior Convertible Preferred Stock for all past and current Dividend Periods (excluding dividends for prior Dividend Periods added to the Liquidation Preference pursuant to Section 4(b)) have been or contemporaneously are paid in cash in full; and (ii) no shares of Parity Stock or Parity Liquidation Stock, or any Derivative Security, shall be purchased, redeemed, retired or acquired by the Company or any subsidiary of the Company and no funds or Capital Stock of the Company shall be set apart for payment or paid into or made available for a sinking fund for the purchase, redemption, retirement or acquisition thereof; provided, however, that the restrictions set forth in this clause (ii) shall not apply to the purchase or other acquisition of Parity Dividend Stock, Parity Liquidation Stock or Derivative Security (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted by the Board, (B) in exchange solely for Junior Stock, (C) pursuant to a partial cash redemption made prior to the Redemption Date pro rata (based on relative liquidation preferences) on such Parity Stock or Parity Liquidation Stock, as applicable, and the Senior Convertible Preferred Stock or (D) any purchase or redemption consented to by the Required Holders in accordance with Section 7(b)(vi) hereof. No dividends may be paid on Parity Stock or Parity Dividend Stock except on dates on which dividends are paid on the Senior Convertible Preferred Stock for any period. No cash dividends may be paid on Parity Stock or Parity Dividend Stock for any period unless (and still subject to this Section 4(e)) (x) such cash

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dividends are to be paid prior to the Redemption Date and the dividends on the
Senior Convertible Preferred Stock for the most recent Dividend Period ending on or prior to the payment date for such cash dividend shall have been or contemporaneously are paid in cash in full or (y) pursuant to clause (i)(B) of this Section 4(e).

      (f) So long as any shares of Senior Convertible Preferred Stock shall be outstanding: (i) no dividend whatsoever shall be paid or declared, no distribution shall be made and no funds or Capital Stock of the Company therefor shall be set apart for payment on account of any class or series of Junior Stock or Junior Dividend Stock (other than dividends paid or distributions made on the Junior Preferred Stock by accreting and adding the amount of the per share dividend to the liquidation preference of each share of Junior Preferred Stock, in each case in accordance with the designated terms of the Junior Preferred Stock) unless (A) all dividends in respect of Senior Convertible Preferred Stock for all past and current Dividend Periods (excluding dividends for prior Dividend Periods added to the Liquidation Preference pursuant to Section 4(b)) have been or contemporaneously are paid in cash in full; or (B) (1) the dividends to be paid or the distributions to be made are solely in additional shares of Junior Stock or (2) if such dividends are to be paid in cash on account of Common Stock, (x) such cash dividends are to be paid prior to the Redemption Date and on dates on which dividends are paid on the Senior Convertible Preferred Stock for any period and (y) the dividends on the Senior Convertible Preferred Stock for the most recent Dividend Period ending on or prior to the payment date for such cash dividend shall have been or contemporaneously are paid in cash in full and (ii) no shares of Junior Stock, Junior Dividend Stock or Junior Liquidation Stock shall be purchased, redeemed, retired or otherwise acquired by the Company or any subsidiary of the Company and no funds or Capital Stock of the Company shall be set apart for payment or paid into or made available for a sinking fund for the purchase, redemption, retirement or acquisition thereof; provided, however, that the restrictions set forth in this sentence shall not apply to the purchase or other acquisition of Junior Stock, Junior Dividend Stock or Junior Liquidation Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Company or any subsidiary of the Company heretofore or hereafter adopted by the Board, (B) in exchange solely for Junior Stock or (C) any purchase or redemption consented to by the Required Holders in accordance with Section 7(b)(vi) hereof.

      (g) In addition to all dividends provided above, the holders of Senior Convertible Preferred Stock shall be entitled to receive an additional dividend in an amount equal to the amount by which the aggregate amount of dividends that would have been received by the holders of Senior Convertible Preferred Stock in any Dividend Period if the holders' Senior Convertible Preferred Stock had been converted at the beginning of such Dividend Period into shares of Common Stock at the Conversion Price exceeds the aggregate Senior Convertible Preferred Stock dividend amount accrued or received in such Dividend Period pursuant to Sections 4(a) and 4(b); provided that any dividend for which an adjustment to the Conversion Price is made pursuant to Section 6(c) hereof shall not be deemed a dividend for purposes of this Section 4(g) or otherwise give rise to any rights under this Section 4(g). Any such excess shall be payable to the holders of Senior Convertible Preferred Stock in the form of cash.

      (h) Any reference to "distribution" in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

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5.    LIQUIDATION RIGHTS.

      (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Senior Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, earnings or otherwise, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Junior Liquidation Stock, an amount with respect to each share of Senior Convertible Preferred Stock outstanding equal to the Liquidation Preference for such shares plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution.

      (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Senior Convertible Preferred Stock and all other Parity Liquidation Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts thereof, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Senior Convertible Preferred Stock and such Parity Liquidation Stock, based on the full preferential amounts for the number of shares of Senior Convertible Preferred Stock or Parity Liquidation Stock held by each holder.

      (c) After payment to the holders of Senior Convertible Preferred Stock of the amounts set forth in Section 5(a) hereof, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of any Company Capital Stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

      (d) Notwithstanding this Section 5, the holders of shares of Senior Convertible Preferred Stock shall participate in distributions to holders of Common Stock upon any liquidation, dissolution or winding up of the Company such that the holders of shares of Senior Convertible Preferred Stock receive aggregate distributions equal to the greater of (i) the Liquidation Preference plus all declared or accrued and unpaid dividends in respect thereof to the date of final distribution and (ii) the amounts that such holders would have received if all of the then outstanding shares of Senior Convertible Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Company at the Conversion Price.

      (e) After payment of the full preferential amount to which the holders of the Senior Convertible Stock are entitled pursuant to this Section 5, such holders shall not be entitled to any additional distribution of assets of the Company.

      (f) For purposes of this Section 5, unless such transaction shall have been approved, or the provisions of this Section 5(f) waived, by the Required Holders, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include:

            (i) any merger, consolidation, business combination, reorganization or recapitalization of the Company that results in the transfer of 50% or more of the outstanding voting power of the Company;

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            (ii)  any sale, lease or other disposition of all or substantially all of the assets of the Company; or

            (iii) any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of Capital Stock of the Company are exchanged for or converted into cash, securities of another business organization or property.

         The holders of Senior Convertible Preferred Stock shall be given written notice of any proposed transaction set forth in this Section 5(f) at least 20 days prior to the approval thereof or simultaneously with the holders of the Common Stock, if earlier.

6. CONVERSION. Senior Convertible Preferred Stock shall be subject to conversion, at the option of the holder, into shares of Common Stock, as follows:

      (a) Optional Conversion Right. (i) Subject to and upon compliance with the provisions of this Section 6, a holder of Senior Convertible Preferred Stock shall have the right, at his, her or its option, at any time prior to the close of business on the fifth Business Day prior to the date fixed for redemption of such shares as herein provided, to convert all or any part of such shares into the number of fully paid and non-assessable shares of Common Stock obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in paragraph (vi) of this Section 6(a)).

            (i) In order to exercise such conversion right, the holder of each share of Senior Convertible Preferred Stock to be converted (A) shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent, or (B) shall deliver written notice to the Company or the Transfer Agent that such certificate has been lost, stolen or destroyed and executes an agreement (an "AFFIDAVIT OF LOSS") satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and, in either case, accompanied by written notice to the Company that the holder thereof elects to convert such Senior Convertible Preferred Stock. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Senior Convertible Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

            (ii) As promptly as practicable, but in any event within five Business Days, after the surrender of certificates for Senior Convertible Preferred Stock or Affidavits of Loss therefor, as applicable and as provided in paragraph (ii) of this Section 6(a), the Company shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(b) hereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Senior Convertible Preferred Stock surrendered for conversion, the Company shall issue and deliver to, or upon the written order of, the holder of the certificate so

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surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Senior Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of Senior Convertible Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

            (iii) Upon the conversion of any Senior Convertible Preferred Stock as provided in this Section 6(a), to the extent permitted by law, the holder of each Senior Convertible Preferred Stock converted also shall be entitled to receive an amount, in cash, equal to all dividends (whether or not authorized or declared) accumulated and unpaid on each share of Senior Convertible Preferred Stock converted by such holder up to and including the effective date of conversion as provided in paragraph (v) of this Section 6(a); provided, that, holders of Senior Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date on or prior to such Dividend Payment Date.. Such cash amount shall be paid to the holder of the Senior Convertible Preferred Stock to which such dividends relate on or before the fifth Business Day after the effective date of such conversion or on the Dividend Payment Date, as applicable.

            (iv) Each conversion shall be deemed to have been effected immediately following the close of business on the date on which the certificates for Senior Convertible Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock books of the Company shall be closed for transfer on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such register of stockholders is open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Company.

      (b) No Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of shares of Senior Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Senior Convertible Preferred Stock, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion pursuant to Section 6(a) at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Senior Convertible Preferred Stock so surrendered.

      (c) Conversion Price Adjustments. The Conversion Price shall be adjusted from time to time as follows:

            (i) (A) If at any time after the Original Issue Date, the Company shall issue or sell shares of Common Stock or any Derivative Security without consideration or at a consideration per share of Common Stock, calculated by including the aggregate proceeds to the Company upon issuance and any additional consideration payable to the Company upon any such conversion, exchange or exercise (in each case before deduction of any discounts, commissions, fees and other expenses of issuance and marketing), that is less than the Current Market Price of Common Stock as of the opening of business on the date of issuance, then, and thereafter, successively upon each such issuance or sale, the Conversion Price in effect at the close of business on the day immediately preceding such issuance shall be adjusted, effective as of the time of such issuance, to equal the price determined by multiplying (A) the Conversion Price in effect at the close of business on the day immediately preceding such issuance by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance and (2) the number of shares that the aggregate proceeds to the Company from such issuance (including any additional consideration per share of Common Stock payable to the Company upon any such conversion, exchange or exercise (before deduction of any discounts, commissions, fees and other expenses of issuance and marketing)) would purchase at such Current Market Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance and (2) the number of additional shares of Common Stock issued or subject to issuance upon the conversion, exchange or exercise of such securities issued.

                  (B) For the purposes of any computation to be made in accordance with the provisions of this Section 6.1(c), the following shall be applicable:

                  (1) For the purposes of this Section 6(c)(i), the issuance by the Company of Derivative Securities shall be deemed to involve the immediate issuance of the maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of such securities for a consideration equal to the minimum aggregate consideration receivable by the Company upon such conversion, exchange or exercise. In the event that securities are issued by the Company that result in an adjustment to the Conversion Price pursuant to this
Section 6(c)(i) and such securities are not converted, exchanged or exercised prior to the expiration of the right of the holders of such securities to effect any such action, then immediately upon such expiration the Conversion Price shall be recomputed (but such redetermination shall not affect the Conversion Price of any shares of Senior Convertible Preferred Stock that have been converted prior to such expiration) and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the other provisions of this Section 6(c) after the issuance of such securities) had such adjustment to the Conversion Price not been made. For purposes of this
Section 6(c)(i), if shares are issued for consideration all or part of which is other than cash, the value of such non-cash consideration shall be deemed to be
(A) if such non-cash consideration consists of securities, the Current Market Price of such securities or (B) if such non-cash consideration is other than securities, the Fair Market Value thereof. The reclassification of securities other than Common Stock into Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock.

                  (2) The provisions of this Section 6(c)(i) shall not be applicable to: (i) any issuance for which an adjustment to the Conversion Price is provided under any other subclause of this Section 6(c), (ii) any issuance of shares of Common Stock upon actual exercise, exchange or conversion of any Derivative Security if the Conversion Price was fully and properly adjusted at the time such securities were issued or if no such adjustment was required hereunder at the time such securities were issued, (iii) the issuance of additional Senior Convertible Preferred Stock at a per share price equal to or greater than the Liquidation Preference or the issuance of shares of Common Stock upon conversion of outstanding Senior Convertible Preferred Stock, (iv) the issuance of Derivative Securities or restricted shares of Common Stock to employees of the Company or its subsidiaries pursuant to management incentive plans or employee stock compensation plans as in effect prior to the Original Issue Date or approved by the affirmative vote of a majority of the Board after the Original Issue Date or the issuance of shares of Common Stock upon the exercise of such Derivative Securities, (v) the issuance of shares of Common Stock as consideration for an arm's-length acquisition of a business or assets from unaffiliated third parties, or (vi) the issuance of shares of Common Stock to unaffiliated third parties in a firmly committed underwritten public offering.

                  (3) Subject to Section 6(c)(i)(4), all shares of Common Stock issued and all shares of Common Stock reserved for issuance pursuant to any outstanding Derivative Securities (including the Senior Convertible Preferred Stock) deemed not to constitute an issuance pursuant to Section 6(c)(i)(B)(2) shall nevertheless be deemed to be outstanding for all computations pursuant to this Section 6(c) until such shares and Derivative Securities are no longer outstanding or such Derivative Securities shall expire, as applicable, while the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of this Section 6(c)(i).

                  (4) The shares of Common Stock issuable upon exercise of the Warrants shall not be deemed to be outstanding for purposes of any adjustment required pursuant to this Section 6(c) if as of the date of the action or transaction that requires an adjustment under this Section 6(c) the Current Market Price of the Common Stock is less than 90% of the exercise price of the Warrants. Current Market Price of the Common Stock shall be determined by the Board as of each date on which an event giving rise to an adjustment to the Conversion Price under this Section 6(c) occurs.

            (ii) If the Company shall after the Original Issue Date pay a dividend or make a distribution on any class or series of its shares of Capital Stock in the form of an issue of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, then the Conversion Price in effect at the opening of business on the Business Day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (2) the number of shares of Common Stock constituting such dividend or distribution, including the number of additional shares of Common Stock issuable pursuant to such convertible, exercisable or exchangeable securities. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 6(f) hereof).

            (iii) If the Company shall after the Original Issue Date (A) subdivide its outstanding shares of Common Stock into a greater number of shares, (B) combine its outstanding shares of Common Stock into a smaller number of shares or (C) issue any Capital Stock by reclassification of its Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Senior Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of such securities that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Senior Convertible Preferred Stock had been converted immediately prior to the effective date of such subdivision, combination or reclassification. An adjustment made pursuant to this Section 6(c)(iii) shall become effective immediately prior to the opening of business on the Business Day next following the record date (except as provided in Section 6(f) hereof) in the case of a dividend or distribution and shall become effective immediately prior to the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

            (iv) If the Company shall after the Original Issue Date issue Derivative Securities to all holders of Common Stock or any other class or series of Capital Stock of the Company entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such Derivative Securities, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (2) the number of shares that the aggregate proceeds to the Company from the exercise of such Derivative Securities for shares of Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (2) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such Derivative Securities. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 6(f) hereof). In determining whether any Derivative Securities entitle the holders of Common Stock to subscribe for or purchase Common Stock at such Current Market Price, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such Derivative Securities, the value of such consideration, if other than cash, shall be deemed to be (A) if such non-cash consideration consists of securities, the Current Market of such securities or (B) if such non-cash consideration is other than securities, the Fair Market Value thereof. In case any Derivative Securities referred to in this
Section 6(c)(iv) in respect of
which an adjustment shall have been made shall expire unexercised after the same shall have been distributed or issued by the Company, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants (but such redetermination shall not affect the Conversion Price of any Senior Convertible Preferred Stock that have been converted prior to such expiration).

            (v) If the Company shall distribute to all holders of its shares of Common Stock evidence of its indebtedness, any shares of any class or series of Capital Stock of the Company, cash or assets (including all Derivative Securities or any other instrument entitling such holders to subscribe for or purchase any securities of the Company, but excluding Common Stock or any securities the distribution of which would require an adjustment under Section(s) 6(c)(ii), (iii) or (iv)) (collectively, "SECURITIES" and, individually, a "SECURITY"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (B) a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the record date mentioned below less the then Fair Market Value of the portion of the shares or assets or evidences of indebtedness so distributed or of such Derivative Securities distributable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of Common Stock on the record date mentioned below. Such adjustment shall become effective immediately prior to the opening of business on the Business Day next following (except as provided in Section 6(f) hereof) the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this Section 6(c)(v), the distribution of a Security which is distributed not only to the holders of the Common Stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of Common Stock delivered to a Person converting a share of Senior Convertible Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this Section 6(c)(v); provided that on the date, if any, on which a Person converting a share of Senior Convertible Preferred Stock would no longer be entitled to receive such Security with a share of Common Stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this Section 6(c)(v) (and such day shall be deemed to be "the date fixed for the determination of the stockholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

            (vi) No adjustment in the Conversion Price pursuant to any provision of this Section 6 shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this Section 6(c)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 6 (other than this Section 6(c)(vi)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this Section 6, the Company shall not be required to make any adjustment of the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under such plan. All calculations under this
Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest whole share (with 0.5 of a share being rounded upward), as the case may be. Anything in this Section 6(c) to the contrary notwithstanding, the Company will, to the extent permitted by law, make such reductions in the Conversion Price, in addition to those required by this Section 6(c), as the Board in its good faith discretion shall determine to be necessary in order that any subdivision of shares, reclassification or combination of shares, distribution of Derivative Securities, or a distribution of other assets (other than cash dividends) hereafter made by the Company to its stockholders shall not be taxable.

            (vii) Any direct or indirect reduction in the exercise or conversion price of any outstanding Derivative Securities entitling the holder thereof to subscribe for or purchase, by exercise, exchange, conversion or otherwise, any Common Stock shall be deemed a new issuance of such Derivative Security to the extent of such reduction; provided, however, that any adjustment to the exercise or conversion price of (A) Derivative Securities outstanding as of the Original Issue Date as a result of the exercise or conversion adjustment provisions contained in the instruments governing the terms of such securities as in effect as of the Original Issue Date or (B) Derivative Securities issued after the Original Issue Date (x) as a result of the exercise or conversion adjustment provisions contained in the instruments governing the terms of such securities or (y) in the case of any Derivative Securities described in clause (iv) of
Section 6(c)(i)(B)(2), upon approval of a majority of the Board, in any case shall not be deemed a new issuance of such securities and shall not require an adjustment to the Conversion Price pursuant to this Section 6.

            (viii) In the event that, at any time after the Original Issue Date, any adjustment is made to the Conversion Price of the Senior Convertible Preferred Stock pursuant to this Section 6, such adjustment to the Conversion Price shall be applicable with respect to all then outstanding Senior Convertible Preferred Stock and all shares of Senior Convertible Preferred Stock issued after the date of the event causing such adjustment to the Conversion Price.

      (d) Extraordinary Transactions. If the Company shall be a party to any transaction (including without limitation a merger, consolidation, share exchange or self tender offer for or involving or relating to all or substantially all shares of Common Stock, a sale, transfer or other disposition of all or substantially all of the Company's assets, property or business or a recapitalization or reclassification of the Common Stock and excluding any transaction as to which Section 6(c)(ii) hereof applies) (each of the foregoing being referred to herein as a "TRANSACTION"), in each case as a result of which all or substantially all shares of Common Stock are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each share of Senior Convertible Preferred Stock, which is not converted into the right to receive shares, securities or other property prior to such Transaction, shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Senior Convertible Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an affiliate of a Constituent

Person and failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purpose of this Section 6(d) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each holder of a Non-Electing Share shall be deemed to be the kind and amount so receivable per share by holders of a plurality of the Non-Electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 6(d), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Senior Convertible Preferred Stock that will contain provisions enabling the holders of the Senior Convertible Preferred Stock that remain outstanding after such Transaction to convert into the consideration (determined as provided in this Section 6(d)) received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this Section 6(d) shall similarly apply to successive Transactions.

      (e) Notice of Certain Events. If, subject to the limitations set forth in Section 4 hereof:

            (i) the Company shall declare (A) any dividend (or any other distribution) on Common Stock, other than a dividend payable in shares of Common Stock or (B) any extraordinary dividend or distribution on any Junior Stock or Parity Stock (excluding any regularly scheduled dividends paid in accordance with the terms thereof); or

            (ii) the Company shall authorize the granting to the holders of Common Stock generally of rights to subscribe for or purchase any shares of Capital Stock of the Company or of any Derivative Securities; or

            (iii) there shall be any recapitalization or reclassification of the Common Stock (other than an event to which Section 6(c) hereof applies) or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or a share exchange or self-tender offer by the Company for all or substantially all of its outstanding Common Stock or the sale or transfer of all or substantially all of the assets of the Company as an entirety or any compulsory share exchange affecting the Common Stock; or

            (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company, then the Company shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Senior Convertible Preferred Stock at the addresses of such holders as shown on the stock books of the Company, as promptly as possible, but at least ten Business Days prior to the applicable date hereinafter specified and no later than when notice is first mailed or sent to the holders of Common Stock, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of Derivative Securities, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or Derivative Securities are to be determined or the date on which such reclassification, consolidation, merger, share exchange, self-tender offer, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, share exchange, self-tender offer, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality of validity of the proceedings described in this Section 6.

            (f) Adjustment Deferral. In any case in which Section 6(c) provides that an adjustment shall become effective on the day next following the record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any Senior Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to
Section 6(b).

            (g) Limits on Adjustment. There shall be no adjustment of the Conversion Price in case of the issuance of any shares of the Company in a reorganization, acquisition or other similar transaction, except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this
Section 6, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

            (h) Sufficient Shares of Common Stock. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, solely for the purpose of effecting conversion of the Senior Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Senior Convertible Preferred Stock not theretofore converted. For purposes of this Section 6(h), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Senior Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

            (i) Validly Issued, Fully Paid and Nonassessable Shares of Common Stock. The Company covenants that any shares of Common Stock issued upon conversion of the Senior Convertible Preferred Stock shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Stock deliverable upon conversion of the Senior Convertible Preferred Stock, the Company will take any corporate or other action that, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully paid and (subject to any customary qualification based upon the nature of a business trust) non-assessable shares of Common Stock at such adjusted Conversion Price.

            (j) Officer's Certificate. Whenever the applicable Conversion Price shall be adjusted pursuant to this Section 6, the Company shall forthwith obtain, and cause to be delivered to each holder of Senior Convertible Preferred Stock, a certificate signed by the principal financial or accounting officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis of the determination of the Current Market Price and/or Fair Market Value, as applicable) and specifying the new applicable Conversion Price. In the event of a Transaction pursuant to Section 6(d), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Senior Convertible Preferred Stock after giving effect to the provisions of such Section 6(d).

            (k) Protection of Intent. If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 6, would not fairly protect the conversion rights of the Senior Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

            (l) Listing of Shares. The Company shall use best efforts to list the shares of Common Stock required to be delivered upon conversion of the Senior Convertible Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

            (m) Compliance with Laws. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Senior Convertible Preferred Stock, the Company shall use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

            (n) Issue and Transfer Taxes. The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Common Stock or other securities or property on conversion of the shares of Senior Convertible Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Senior Convertible Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

            (o) Mandatory Conversion Right. The shares of Senior Convertible Preferred Stock shall be subject to mandatory conversion in accordance with the provisions of this Section 6(o).

                  (i) A holder of Senior Convertible Preferred Stock shall have the right to request (a "SENIOR PREFERRED STOCKHOLDER LIST REQUEST") a copy of that portion of the stock records of the Company related to the Senior Convertible Preferred Stock (a "SENIOR PREFERRED STOCKHOLDER LIST") for purposes of soliciting other holders of Senior Convertible Preferred Stock to vote for, or act by written consent to approve, a mandatory conversion of all outstanding shares of Senior Convertible Preferred Stock. Any such request shall (A) be delivered to the

Company in writing and addressed to the attention of the secretary of the Company and (B) affirmatively state that such requesting holder is making such request solely for the purposes of this Section 6(o). The Company shall deliver the Senior Preferred Stockholder List to such requesting holder within a reasonable amount of time, but in any event within five Business Days, after its receipt of such request. If the holders of Senior Convertible Preferred Stock call for a special meeting of the holders of Senior Convertible Preferred Stock in accordance with the bylaws of the Company for the purpose of voting on a proposal to effect a conversion of the Senior Convertible Preferred Stock pursuant to this Section 6(o), the Company shall act in accordance with its bylaws to call and hold such meeting.

                  (ii) All of the outstanding shares of Senior Convertible Preferred Stock shall be converted in accordance with paragraph (iv) of this
Section 6(o), without any further action on the part of the Company or any holder of Senior Convertible Preferred Stock, upon the earlier to occur of (A) the delivery to the Company of written consents duly executed by Persons holding at least 80% of the outstanding shares of Senior Convertible Preferred Stock approving a mandatory conversion pursuant to this Section 6(o) or (B) approval at an annual or special meeting of stockholders, including without limitation a special meeting of the holders of the Senior Convertible Preferred Stock (held in accordance with the bylaws of the Company), by Persons holding (as of the record date for such meeting) at least 80% of the then outstanding shares of Senior Convertible Preferred Stock of a proposal that resolves to effect a mandatory conversion in accordance with the terms of this Section 6(o).

                  (iii) A mandatory conversion pursuant to this Section 6(o) shall be effective and deemed to occur as of, with respect to a conversion effected pursuant to clause (A) of paragraph (ii) of this Section 6(o), the close of business on the first date on which the Company shall have received the written consent(s) referred to therein executed by persons holding, in the aggregate, at least 80% of the then outstanding shares of Senior Convertible Preferred Stock, or, with respect to a conversion effected pursuant to clause
(B) of paragraph (ii) of this Section 6(o), on the close of business on the day such stockholders meeting was held (the date and time of such effectiveness herein referred to as the "EFFECTIVE DATE").

                  (iv)  On and as of the Effective Date:

                        (A) the outstanding shares of Senior Convertible Preferred Stock registered in the name of each record holder automatically shall be converted into the number of fully paid and non-assessable full shares of Common Stock obtained by dividing the aggregate Liquidation Preference of all such shares registered in the name of such record holder by the Conversion Price (as in effect on and as of the Effective Date) without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or the Transfer Agent;

                        (B) the transfer records for the Senior Convertible Preferred Stock shall be permanently closed and each record holder of Senior Convertible Preferred Stock shall be deemed to have become the holder of record of the number of full shares of Common Stock into which the total number of shares of Senior Convertible Preferred Stock registered in such Person's name are converted pursuant to this Section 6(o);

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                        (C)   the certificates evidencing the shares of Senior
Convertible Preferred Stock outstanding as of the Effective Date shall thereafter represent the right to receive the distributions provided for in
Section 6(o)(v);

                        (D) to the extent permitted by law, each holder of shares of Senior Convertible Preferred Stock converted pursuant to this Section 6(o) shall be entitled, subject to Section 6(o)(v), to receive an amount, in cash, equal to all dividends (whether or not authorized or declared) accumulated and unpaid on each share of Senior Convertible Preferred Stock held by such Person that is converted pursuant to this Section 6(o) up to and including the Effective Date, after which dividends shall cease to accrue on all shares of Senior Convertible Preferred Stock; provided, however, holders of Senior Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof pursuant to this Section 6(o) following such Dividend Record Date on or prior to such Dividend Payment Date; and

                        (E) to the extent permitted by law, each holder of shares of Senior Convertible Preferred Stock converted pursuant to this Section 6(o) shall be entitled, with respect to the total number of full shares of Common Stock into which all shares of Senior Convertible Preferred Stock held by such holder were converted pursuant to this Section 6(o), to receive all dividends and other distributions distributed by the Company with respect to the Common Stock for which the Dividend Record Date occurs after the Effective Date and prior to the distribution to such holder of certificates evidencing such shares of Common Stock pursuant to Section 6(o)(v); this Section 6(o)(iv)(D) is for clarification and shall not affect any rights of such holder as the record holder of such Common Stock from and after the Effective Date.

                  (v) As promptly as practicable, but in any event within five Business Days, after delivery to the Company or the Transfer Agent by or on behalf of a holder of record of Senior Convertible Preferred Stock converted pursuant to this Section 6(o) of the certificates evidencing all shares of Senior Convertible Preferred Stock held of record by such holder as of the Effective Date (or an Affidavit of Loss regarding any such stock certificates that are not so delivered), the Company shall issue and shall deliver to, or on written order of, such holder a certificate or certificates for the number of full shares of Common Stock into which such holder's Senior Convertible Preferred Stock is converted pursuant to this Section 6(o) and the dividends and other distributions to which such holder is entitled pursuant to paragraphs
(iv)(D) and (E) of this Section 6(o). Any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(b) hereof. Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Senior Convertible Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

7.    VOTING RIGHTS. (a)   Except as set forth in Section 5(f) and this Section
7, holders of Senior Convertible Preferred Stock shall have the right to vote for each share of Common Stock into which such Senior Convertible Preferred Stock could then be converted into at the Conversion

Price (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with holders of Common Stock and not by classes, with respect to any matters upon which holders of Common Stock have the right to vote.

      (b) In addition, for so long as shares of Senior Convertible Preferred Stock are outstanding, the affirmative vote of the Required Holders, in person or by proxy, at a special or annual meeting of the holders of Senior Convertible Preferred Stock called for the purpose, or pursuant to a written consent of the Required Holders, shall be necessary for the Company to:

            (i) authorize, adopt or approve an amendment to, or repeal any provision of, the Certificate of Incorporation of the Company (including by way of merger, consolidation or otherwise), including any certificate of designation or other certificate amending the terms thereof or supplemental thereto, that would increase or decrease the par value of the Senior Convertible Preferred Stock, or otherwise alter or change in any manner the terms, powers, preferences or rights of the Senior Convertible Preferred Stock or grant waivers thereof, or that would otherwise adversely affect the rights, preferences, powers or privileges of the Senior Convertible Preferred Stock; provided that no such modification or amendment may, without the consent of each holder of Senior Convertible Preferred Stock affected thereby, decrease the Liquidation Preference or Dividend Rate of the Senior Convertible Preferred Stock;

            (ii) authorize, create, amend or issue, or increase the authorized amount of, any class or series of Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock (including, without limitation, additional shares of Senior Convertible Preferred Stock), or authorize or issue any Derivative Securities evidencing the right to acquire such shares;

            (iii) increase the authorized amount of, or issue any additional shares of, Senior Convertible Preferred Stock;

            (iv) directly or indirectly recapitalize or reclassify any shares of Capital Stock of the Company into Senior Convertible Preferred Stock, Senior Dividend Stock, Senior Liquidation Stock, Parity Dividend Stock or Parity Liquidation Stock;

            (v) pay or declare any dividend on any shares of Junior Dividend Stock (other than a dividend payable solely in shares of Junior Stock paid to the holders of Junior Dividend Stock);

            (vi) take any action that results in the purchase or redemption by the Company or any subsidiary of the Company of any Parity Liquidation Stock or Junior Liquidation Stock; or

            (vii) effect an Actual Liquidation.

8.    MANDATORY REDEMPTION.

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

      (a) On January 31, 2013 (the "REDEMPTION DATE"), the Company shall redeem, to the extent of funds legally available therefor, in the manner provided in Section 8(b) hereof, all shares of Senior Convertible Preferred Stock then outstanding at a redemption price (the "REDEMPTION PRICE") equal to 100% of the then effective Liquidation Preference per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the later to occur of (i) the Redemption Date and (ii) the date on which the Company has (A) irrevocably deposited the amount required under Section 8(b)(i) hereof with the trustee or paying agent and (B) authorized such agent or trustee, as applicable, to release the deposited funds to holders of any shares of Senior Convertible Preferred Stock who submit their certificates, or the equivalent thereof, to such agent or trustee in accordance with the provisions of this Section 8) (the later of such dates, the "REDEMPTION COMPLETION DATE").

      (b) (i) Prior to the Redemption Date, the Company shall irrevocably deposit with a trustee or paying agent an amount of money sufficient to pay the Redemption Price of all shares of Senior Convertible Preferred Stock that will be outstanding on the Redemption Date.

            (ii) At least 30 days and not more than 60 days prior to the Redemption Date, the Company shall provide written notice (the "REDEMPTION NOTICE") by first class mail, postage prepaid, to each holder of record of Senior Convertible Preferred Stock on the record date fixed for such redemption of Senior Convertible Preferred Stock at such holder's address as the same appears on the stock books of the Company; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Convertible Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                 (A)   the Redemption Price;

                 (B)   the Redemption Date;

                 (C) that the holder is to surrender to the Company, at the place or places where certificates for any shares of Senior Convertible Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Senior Convertible Preferred Stock to be redeemed; and

                 (D) that dividends on the shares of Senior Convertible Preferred Stock to be redeemed shall cease to accumulate on the Redemption Completion Date, unless the Company defaults in the payment of the Redemption Price.

            (iii) Each holder of Senior Convertible Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Convertible Preferred Stock to the Company, duly endorsed (or otherwise in proper form for transfer), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

            (iv) On and after the Redemption Completion Date, unless the Company defaults in the payment in full of the Redemption Price, dividends on the Senior Convertible Preferred Stock called for redemption shall cease to accumulate on the Redemption Completion Date, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Completion Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a Redemption Notice shall have been given as provided in Section 8(b)(i) hereof and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to and on the Redemption Completion Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares of Senior Convertible Preferred Stock, then, at the close of business on the day on which such funds are segregated and set aside, the holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the Redemption Price, in each case only with respect to such shares of Senior Convertible Preferred Stock.

9. NO REISSUANCE OF SENIOR CONVERTIBLE PREFERRED STOCK. No Senior Convertible Preferred Stock acquired by the Company by reason of purchase or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

10. NOTICES. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 101 South Hanley Road, St. Louis, Missouri 63105, Attention: Chief Executive Officer or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Senior Convertible Preferred Stock at their addresses appearing on the books of the Company.

                  [Remainder of Page Intentionally Left Blank]

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

         IN WITNESS WHEREOF, Viasystems Group, Inc. has caused this Certificate to be signed by the undersigned duly authorized officer of the Company as of January 31, 2003.

                                         /s/ DAVID J. WEBSTER
                                         ---------------------------------------
                                         David J. Webster
                                         Senior Vice President and Secretary